Exhibit 99.1

Press contact:	Press contact, Europe/Asia:	Investor Contact:
Trinseo	Porter Novelli	Trinseo
Donna St. Germain	Sylva De Craecker	David Stasse
Tel : +1 610-240-3307	Tel : + 32 478 27 93 62	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	sylva.de.craecker@porternovelli.be	Email: dstasse@trinseo.com

Trinseo Reports Record First Quarter 2015 Financial Results

First Quarter 2015 Summary

•	Adjusted EBITDA of $109 million ($151 million excluding inventory revaluation)

•	Record Adjusted EBITDA excluding inventory revaluation at consolidated level and in our Basic Plastics & Feedstocks division

•	Volume of 1,411 million pounds, up 5% versus prior year, including record-high volume levels for Synthetic Rubber and SSBR

	Three Months Ended
$millions, except per share data	March 31,		December 31,
	2015	2014	2014
Revenue	1,018	1,359	1,122

EBITDA	107	86	23
Adjusted EBITDA	109	88	32
Adjusted EBITDA, excluding inventory revaluation	151	83	104
Net Income (loss)	38	17	(30)
Adjusted Net Income (loss)	39	20	(23)

EPS (Basic & Diluted) ($)	0.77	0.46	(0.61)
Adjusted EPS ($)	0.80	0.53	(0.48)

BERWYN, Pa – May 5, 2015 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and synthetic rubber, today reported its first quarter 2015 financial results with revenue of $1,018 million and Adjusted EBITDA excluding inventory revaluation of $151 million.

Effective January 1, 2015, we reorganized our business under two new divisions called Performance Materials and Basic Plastics & Feedstocks. The Performance Materials division now includes the following reporting segments: Synthetic Rubber, Latex, and Performance Plastics. The Basic Plastics & Feedstocks division represents a separate segment for financial reporting purposes and includes styrenic polymers, polycarbonate, and styrene monomer. In addition, the Basic Plastics & Feedstocks division includes the results of our two 50%-owned joint ventures, Americas Styrenics LLC, or Americas Styrenics, and Sumika Styron Polycarbonate Limited.

We believe that this new organizational structure better reflects the nature of our Company by grouping together segments with similar strategies, business drivers and operating characteristics. Our two new divisions are of similar size in terms of sales, but have different margin profiles, different strategic focus, different value drivers and different operating requirements. By organizing the Company in this way, we believe that we can manage and operate more effectively in order to accelerate the growth of our Performance Materials division and improve the profitability of our Basic Plastics & Feedstocks division. We also believe that this new organizational structure allows our investors to better understand the drivers of our business.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We had a great start to 2015 with a very strong first quarter. We had record Adjusted EBITDA excluding inventory revaluation at the consolidated level, and in our Basic Plastics & Feedstocks division. In addition, we had record Adjusted EBITDA in the Performance Plastics segment. We are now seeing the strength of our consistent EBITDA in the Performance Materials division coupled with the cyclical lift in the Basic Plastics & Feedstocks division.”

Pappas continued, “We recently refinanced our debt, creating a new capital structure that is consistent with our public company peers and which provides us with increased liquidity, a natural hedge against our euro-denominated EBITDA, and a much lower cost of borrowing, which will positively contribute to our earnings and free cash flow. At current interest rates, the transaction will reduce our cash interest by approximately $37 million per year, which equals approximately sixty-five cents of earnings per diluted share.”

Revenue in the first quarter decreased 25% versus prior year and 9% versus prior quarter due to the pass through of lower raw material cost, with the significant decline in the overall energy complex, and currency, as the euro weakened in comparison to the U.S. dollar. These impacts were partially offset by an increase in sales volume across all of our segments, which was aided by customer restocking in the current quarter after a period of destocking in the latter part of 2014.

First quarter Adjusted EBITDA of $109 million included a $42 million unfavorable impact from inventory revaluation. Adjusted EBITDA excluding inventory revaluation of $151 million was $68 million higher than prior year and $47 million higher than prior quarter. These increases were due mainly to higher margins in polycarbonate, from our restructuring efforts and market improvement, higher margins in Performance Plastics, due to declining raw material costs during the quarter, and improved performance in styrene monomer, styrenic polymers, and at Americas Styrenics driven by first quarter industry restocking and overall stronger market conditions ahead of planned outages.

First Quarter Results and Commentary by Business Segment

•	Latex revenue of $238 million for the quarter decreased 27% versus prior year due to the pass through of lower raw material costs as well as currency. Higher volume had a 2% favorable impact due to higher sales to the carpet markets in Europe and North America. Adjusted EBITDA of $21 million was $5 million below prior year due primarily to inventory revaluation. Excluding inventory revaluation, first quarter EBITDA was in-line with our two-year trend. We sold a record-high volume of starch-containing emulsion products in the first quarter, which was more than double the volume sold in the first quarter of 2014. We continue to refine this technology, and have introduced second generation products that continue to provide similar performance, but at an even lower cost.

•	Synthetic Rubber revenue of $129 million decreased 27% versus prior year due to the pass through of lower raw material costs as well as currency. Volume had a 3% favorable impact due to higher sales of SSBR. Adjusted EBITDA of $26 million was $17 million below prior year driven by inventory revaluation and currency. The first quarter sales volume of 162 million pounds was an all-time high, including strong sales in both SSBR and ESBR. SSBR sales volume was 46% of the total, with enhanced SSBR sales volume approaching 60% of total SSBR. We continue to invest to maintain a leadership position in this technology.

•	Performance Plastics revenue of $197 million for the quarter decreased 3% versus prior year due to the pass through of lower raw material costs as well as currency. Higher volume, mainly to the consumer electronics market in Asia, had a favorable impact of 6%. Adjusted EBITDA of $25 million was a record-high for the segment, and was $8 million above prior year driven mostly by higher margins, with decreasing raw material costs during the quarter, as well as higher volume.

•	Basic Plastics & Feedstocks revenue of $454 million decreased 31% versus prior year due to the pass through of lower raw material costs as well as currency. Higher volume had a 6% favorable impact due to industry restocking in the first quarter, after a period of destocking in late 2014 driven by the environment of decreasing energy prices. Adjusted EBITDA of $59 million was $36 million above prior year and included $37 million of equity affiliate income of which $35 million was from Americas Styrenics. Adjusted EBITDA excluding inventory revaluation of $81 million was a record-high, and was $59 million above prior year driven by higher margins in polycarbonate, due to our restructuring efforts and market improvement, higher margins in Performance Plastics, due to declining raw material costs during the quarter, and improved performance in styrene monomer, styrenic polymers, and at Americas Styrenics with first quarter industry restocking and overall stronger market conditions ahead of planned outages.

Free Cash Flow and Liquidity

Free cash flow for the quarter was $16 million, which included $52 million of net cash interest payments, $28 million of capital expenditures, and $15 million of dividends received from Americas Styrenics. This is the first time in the company’s history with positive free cash flow in a first quarter, as strong performance and declining raw material prices outweighed a working capital build due to seasonality and second quarter turnarounds. First quarter ending liquidity was $658 million.

Outlook

Commenting on the second quarter and full year 2015 outlook Pappas said, “We expect continued strong performance, with higher Adjusted EBITDA and EPS in the second quarter versus the first quarter. The Basic Plastics & Feedstocks division should see similar performance, quarter over quarter, while there will be some headwinds in the Performance Materials division from a second quarter planned outage in Synthetic Rubber as well as from increasing raw material costs and price lag effects.”

Regarding the outlook for full year 2015 Pappas continued, “We expect significant improvement in 2015 versus 2014 in EBITDA, EPS and cash flow as we build on the momentum of the first quarter results and our recent refinancing.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2015 financial results tomorrow, Wednesday, May 6, 2015 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 27212514

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its first quarter 2015 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 6, 2016.

About Trinseo

Trinseo (NYSE: TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net sales	$1,018,265	$1,122,401	$1,359,132
Cost of sales	915,186	1,084,355	1,260,503

Gross profit	103,079	38,046	98,629
Selling, general and administrative expenses	51,775	60,235	50,030
Equity in earnings of unconsolidated affiliates	36,707	18,154	14,950

Operating income	88,011	(4,035)	63,549
Interest expense, net	28,856	29,405	32,818
Other expense (income), net	3,551	(1,622)	895

Income (loss) before income taxes	55,604	(31,818)	29,836
Provision for (benefit from) income taxes	17,900	(2,131)	12,750

Net income (loss)	$37,704	$(29,687)	$17,086

Weighted average shares- basic	48,770	48,770	37,270

Net income (loss) per share- basic	$0.77	$(0.61)	$0.46

Weighted average shares- diluted	48,851	48,770	37,270
Net income (loss) per share- diluted	$0.77	$(0.61)	$0.46

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$218,697	$220,786
Accounts receivable, net of allowance for doubtful accounts	590,065	601,066
Inventories	390,972	473,861
Deferred income tax assets	8,423	11,786
Other current assets	11,378	15,164

Total current assets	1,219,535	1,322,663

Investments in unconsolidated affiliates	189,364	167,658
Property, plant and equipment, net of accumulated depreciation	505,105	556,697
Other assets
Goodwill	30,540	34,574
Other intangible assets, net	145,326	165,358
Deferred income tax assets—noncurrent	48,220	46,812
Deferred charges and other assets	57,006	62,354

Total other assets	281,092	309,098

Total assets	$2,195,096	$2,356,116

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$4,139	$7,559
Accounts payable	395,031	434,692
Income taxes payable	15,968	9,413
Deferred income tax liabilities	1,930	1,413
Accrued expenses and other current liabilities	84,746	120,928

Total current liabilities	501,814	574,005

Noncurrent liabilities
Long-term debt	1,194,621	1,194,648
Deferred income tax liabilities—noncurrent	29,146	27,311
Other noncurrent obligations	220,607	239,287

Total noncurrent liabilities	1,444,374	1,461,246

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at March 31, 2015 and December 31, 2014, and 48,770 shares issued and outstanding at March 31, 2015 and December 31, 2014	488	488
Additional paid-in-capital	550,152	547,530
Accumulated deficit	(114,232)	(151,936)
Accumulated other comprehensive loss	(187,500)	(75,217)

Total shareholders’ equity	248,908	320,865

Total liabilities and shareholders’ equity	$2,195,096	$2,356,116

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Cash provided by (used in) operating activities	$42,914	$(1,183)

Cash flows from investing activities
Capital expenditures	(27,670)	(41,141)
Proceeds from the sale of businesses and other assets	560	—
Payment for working capital adjustment from sale of business	—	(700)
Distributions from unconsolidated affiliates	—	978

Cash used in investing activities	(27,110)	(40,863)

Cash flows from financing activities
Short-term borrowings, net	(9,487)	(14,837)
Proceeds from Accounts Receivable Securitization Facility	—	60,971
Repayments of Accounts Receivable Securitization Facility	—	(61,538)

Cash used in financing activities	(9,487)	(15,404)
Effect of exchange rates on cash	(8,406)	36

Net change in cash and cash equivalents	(2,089)	(57,414)
Cash and cash equivalents—beginning of period	220,786	196,503

Cash and cash equivalents—end of period	$218,697	$139,089

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

(In thousands)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Latex	$238,256	$285,755	$326,305
Synthetic Rubber	129,404	136,891	176,714
Performance Plastics	196,944	201,590	202,005
Basic Plastics & Feedstocks	453,661	498,165	654,108

Total Revenue	$1,018,265	$1,122,401	$1,359,132

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income (loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

(In millions, except per share data)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income (loss)	$37.7	$(29.7)	$17.1
Interest expense, net	28.9	29.4	32.8
Provision for income taxes	17.9	(2.1)	12.8
Depreciation and amortization	22.5	24.9	23.7

EBITDA	$107.0	$22.5	$86.4
Net gain on disposition of businesses and assets (a)	—	(0.6)	—	Other expense (income), net
Restructuring and other charges (b)	0.5	6.6	0.5	Selling, general, and administrative expenses
Fees paid pursuant to advisory agreement (c)	—	—	1.2	Selling, general, and administrative expenses
Other non-recurring items (d)	1.3	3.9	—	Selling, general, and administrative expenses; Other expense (income), net

Adjusted EBITDA	$108.8	$32.4	$88.1

Inventory revaluation (e)	42.1	71.8	(5.6)

Adjusted EBITDA, excluding inventory revaluation	$150.9	$104.2	$82.5

Adjusted EBITDA to Adjusted Net Income (loss):
Adjusted EBITDA	$108.8	$32.4	$88.1
Interest expense, net	28.9	29.4	32.8
Provision for income taxes – Adjusted (f)	18.3	1.8	12.0
Depreciation and amortization – Adjusted	22.3	24.5	23.7

Adjusted Net Income (loss)	$39.3	$(23.3)	$19.6

Adjusted EPS	$0.80	$(0.48)	$0.53

Adjusted EBITDA by Segment:
Latex	$21.5	$18.3	$26.1
Synthetic Rubber	26.2	30.3	43.1
Performance Plastics	25.1	16.0	17.3
Basic Plastics & Feedstocks	59.5	(11.9)	22.6
Corporate unallocated	(23.5)	(20.3)	(21.0)

Adjusted EBITDA	$108.8	$32.4	$88.1

(a)	Net gain on disposition of businesses and assets for the three months ended December 31, 2014 of $(0.6) million relates to the sale of the Company’s EPS business, which closed in September 2013, and for which a contingent gain of $0.6 million was recorded during the fourth quarter of 2014.
(b)	Restructuring and other charges for the three month periods above were incurred primarily in connection with the polycarbonate restructuring within our Basic Plastics & Feedstocks segment and the shutdown of our latex manufacturing plant in Altona, Australia. Specifically, during the three months ended December 31, 2014, we incurred $6.6 million in charges for decommissioning and demolition costs at the Freeport, Texas facility related to our polycarbonate restructuring.
(c)	Represents fees paid under the terms of our advisory agreement with Bain Capital, before its termination in conjunction with our June 2014 initial public offering.
(d)	Other non-recurring items incurred for the three months ended March 31, 2015 and December 31, 2014 include costs related to the process of changing our corporate name from Styron to Trinseo, as well as severance charges incurred in conjunction with the employment termination of certain key employees.
(e)	See the discussion above this table for a description of inventory revaluation.
(f)

Adjusted to remove the tax impact of the related items noted above in (a) – (d). Additionally, the three months ended December 31, 2014 excludes a $0.6 million tax benefit recognized due to the release of a reserve for an uncertain tax position.

The three months ended March 31, 2014 excludes the impact of a $1.0 million valuation allowance recognized in Greece related to the cumulative prior year results.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

(in millions)	Three Months Ended
	March 31, 2015	March 31, 2014
Cash provided by (used in) operating activities	$42.9	$(1.2)
Cash used in investing activities	(27.1)	(40.8)
Impact of changes in restricted cash	—	—

Free Cash Flow	$15.8	$(42.0)

Liquidity

	March 31,	December 31,
(in millions)	2015	2014
Cash and cash equivalents	$218.7	$220.8
Available borrowings under accounts receivable securitization agreement	147.7	136.1
Available borrowings under the revolving facility	291.2	293.3

Liquidity	$657.6	$650.2